EXHIBIT 10.1

Additions To Kraig T. Higginson Promissory Note

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Kraig T. Higginson, said note originally dated July 22, 2015, subsequently extended to June 30,2017.

Be it known, that for good consideration the parties made the following additions or changes to said contract as if contained therein:
1.  Total amount of the promissory note to be increased to an amount not to exceed $3,100,000.
2.  The total to date received by Sundance Strategies from Kraig Higginson is
$2,060,377.62.

All other terms and provisions shall remain in full force and effect.

Sundance Strategies, Inc.

/s/ Randall F. Pearson
By:  Randall F. Pearson, It’s President

Signed this 4th day of February, 2016.

Kraig T. Higginson

/s/ Kraig T. Higginson
By:  Kraig T. Higginson

Signed this 4th day of February, 2016.